STATE OF SOUTH CAROLINA) COUNTY OF HORRY )	RENT TO OWN CONTRACT

This  is  a  Rent  to  Own  Contract  by  and  between  Shirley  Faye  M. Strickland, 916 Highway  905, Conway,  SC   29526  hereinafter,  referred  to as "Landlord"  and  4Cable   TV, Inc.,   1256  Highway  501  Business,  Conway,  SC 29526  hereinafter,  referred  to  as  "Tenant",  dated  this  7th Day of  August, 2012.

Landlord  agrees  to  rent/sell  and  Tenant  agrees  to  rent/purchase  the following property to wit:

ALL  AND SINGULAR,  all  that  certain piece,  parcel or  lot  of  land,  situate, lying  and  being in  Conway Township, Horry  County, South  Carolina, and more  particularly designated as a part of Lot 17, Section "A", Revised, Red Hill  Subdivision on  a  map   prepared for  W.  T. Hardwick by  S.   D.  Cox Surveyors, Inc.,  dated  May  25, 1978.    A copy  of  said  map  is recorded in Deed Book  614 at Page 472, office of the R.M.C. for Horry County and is by reference  incorporated  herein  as   forming  a   part   and   parcel  of   this description.

This being  a portion of the property conveyed by Donald E. Strickland a/k/a Donald  Edward Strickland and Shirley F. Strickland a/k/a Shirley Faye Strickland a//a Shirley M. Strickland to Shirley Faye M. Strickland by Deed dated May 17, 2012, recorded May 21, 2012 in Deed Book  3585 at page 2145 in the office of the ROD for Horry  County, South  Carolina.

    TMS #: 137-16-01-026

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The Total Rental/Purchase Amount of Two Hundred Fifty Thousand and No/100ths ($250,000.00) Dollars shall be paid as follows: The sum of Five Thousand and No/1OOths Dollars ($5,000.00) being paid upon the execution of this Contract, with the sum of Two Hundred Forty-Five Thousand and No/1Oaths ($245,000.00) Dollars shall be financed, at the rate of (4%) percent interest per annum, to be made in two hundred thirty-three (233) consecutive equal monthly installments of One Thousand Four Hundred Eight-Four and 65/100ths ($1,484.65) Dollars, with an additional Five Thousand and no/1OOths Dollars ($5,000.00) being paid toward the principal on February 1, 2013; said payments to commence on September 1, 2012 and continuing on the 1st day of each month thereafter until the entire sum, both principal and interest is paid in full.

Payments shall be payable to  Shirley Faye M. Strickland,  916 Highway 905, Conway, South Carolina 29526.

Upon  payment  of the full rental/purchase  price  and interest,  as set out above, Landlord hereby covenants and agrees and binds her heirs and assigns, executors and administrators, to convey the property described herein to the said Tenant, its successors, assigns, in fee simple, by proper deed, with covenants of general warranty free from all encumbrances, except as are herein referred to. Upon tender of such deed to the Tenant, Tenant agrees that the Landlord has met his entire obligation under the terms of this Rent to Own Contract. The title shall  be  made  subject  to  all  covenants,  restrictions,  zoning  ordinances  and easements imposed on the property herein described and appearing of record.

1.                          All closing costs shall be evenly divided between the Landlord and Tenant; including deed preparation, documentary stamps, attorney fees, and recording fees

2.                          Possession of the property herein shall be with the Tenant, immediately upon the execution of this Rent to Own Contract, and all improvements made to subject property from this date forward shall be at the expense of the Tenant, including but not limited to upkeep, repair & maintenance

3.                         The  Tenant  further   agrees  that   he  will  save   and  hold Landlord harmless from all liability that may result from the Tenant's possession.  Tenant also agrees to carry, at its own expense, fire and liability insurance on the buildings on the property herein described of an amount equal to the balance of the entire rental/purchase balance,  showing the Landlord as loss payee; or to reimburse Landlord for the same.

4.                         Should the Tenant be placed in Bankruptcy,  Receivership  or abandon  the subject property for a period  of 1.§ days, then this contract may be deemed null and void by the Landlord without further notice to the Tenant.

5.                        The Tenant shall be liable for the payment of all ad valorem  taxes, building and lot assessments for the year 2012 and thereafter shall pay taxes and/or assessments  no later than thirty (30) days after a copy of said statement has been furnished to the Tenant by the Landlord.

6.                         If the Landlord has not received any amount of the monthly rental payment within 10 days after payment is due, a five ($5.00) per day late fee shall be charged to the Tenant, if after (30) days the Tenant has not paid; all rights of Tenant under this Rent to Own Contract shall be terminated and Landlord shall retain all amounts paid as rent and/or liquidated damage.

             Time is of the essence, and no extension, forbearance or any contemporaneous or subsequent agreement in any way modifying the above payment schedule shall be valid unless executed in writing by the Landlord.

Should  Landlord  not  be  in  a position  to  tender  marketable  title  in  fee simple at the time the entire rental amount, plus interest have been made by the Tenant, Landlord's sole responsibility unto the Tenant shall be to return unto the Tenant all amounts paid.

The Tenant acknowledges that this is a RENT TO OWN Contract; not a mortgage, and that it acquires no equity in said property until the entire rental amount/purchase price is paid. That in the event of default of any terms and conditions herein that all sums paid are forfeited and shall be treated  as rent. That the Landlord can evict said Tenant in the Magistrate Court.

The within written document constitutes the entire agreement between the parties and is binding on them, their/its heirs/successors and assigns, and may be modified only by subsequent writing signed by all parties. Tenant shall have no rights to assign this Rent to Own Contract unless said assignment is approved in writing by the  Landlord.

Witness the hands and seals of the undersigned this 7th day of August, 2012.

4Cable TV, Inc.

/s/Steven K, Richey
Witness	Steven K. Richey, President (Tenant)

/s/Andrew F. Staniak
Witness	Andrew F. Staniak, Vice-President (Tenant)

/s/Shirley Faye M Stickland
Witness	Shirley Faye M Strickland (Landlord)